Flint Telecom signs LOI to Acquire International Prepaid Debit Card Company

OVERLAND PARK, KANSAS — September 22, 2010 — Flint Telecom Group, Inc. (http://www.flinttelecomgroup.com) (FLTT.OB), a Telecoms Technology and Services Organization, announces today completion of a Letter of Intent to acquire 100% of a U.S. based International Prepaid Debit Card Company. The transaction, after we do the necessary due diligence is expected to close within the next 30 days.

This acquisition will allow Flint Telecom to supply Americans who have lost their credit standing, the dignity and convenience of having a debit card without the need of a bank account. Flint Telecom will allow corporations and small companies the ability to display their company logo on debit cards for employee expense accounts. These are a few of the many marketing opportunities available to Flint Telecom following this addition.

CEO, Vincent Browne said today: “This marks another major milestone in our ongoing repositioning to higher profit margin and value added products within our Prepaid Business Segment. Flint will also uniquely incorporate its calling products on the same card at the same great rates. Balances held on the card can be used to make both mobile and international calls while supporting online and in store purchases.

We believe that this acquisition will not just increase revenues and profit margins, but also drive increased loyalty within our existing and growing customer base.”

Investor Relations Contact: Tony Muratore Investors@flinttelecomgroup.com
About Flint Telecom Group, Inc.
Flint Telecom Group Inc. is one of the fast growing Telecom Technology Organizations with a portfolio of companies that deliver next-generation IP communications Products and Services.
 Founded by telecom and technology entrepreneurs with a proven track record in building global technology companies. Trading on the OTC Bulletin Board® (OTCBB) under the ticker FLTT.OB, Flint Telecom has grown both organically as well as through their corporate activity. Additional information may be found at www.flinttelecomgroup.com
This press release contains forward-looking statements, which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expects”, ``intends'', ``believes'', and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, the ability to secure additional sources of finance, the ability to reduce operating expenses, and other factors described in the Company's filings with the Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward-looking statement due to such risks and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.